UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 16, 2014

CVSL INC.

(Exact name of registrant as specified in its charter)

Florida	Commission	98-0534701
(State or other jurisdiction	File No.: 00-52818	(IRS Employer
of incorporation or organization)		Identification No.)

2400 North Dallas Parkway, Suite 230, Plano, Texas 75093

(Address of principal executive offices and zip code)

(972) 398-7120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2014, by action of the Board of Directors (the “Board”) of CVSL Inc. (the “Company”), the number of members of the Board was increased from 11 to 12 and John W. Bickel was elected to the Board.

Mr. Bickel was elected to the Board because of his decades of accomplishment, experience, and good judgment as a preeminent commercial litigation attorney; his broad and deep experience in corporate law, governance, and dispute resolution; and his analytical skills and leadership abilities.  Mr. Bickel co-founded the Dallas and New York-based national law firm Bickel & Brewer, where he served as an equity partner for over 30 years, withdrawing only recently from the firm to pursue other interests.  He currently heads the firm of Bickel PLLC.  Mr. Bickel received his Bachelor of Science degree from the United States Military Academy at West Point, New York in 1970, received infantry and parachute training, and served three years as an officer in an infantry battalion and aide-de-camp to a general officer of the United States Army.  Mr. Bickel received his law degree from Southern Methodist University Dedman School of Law in 1976.  Following law school, Mr. Bickel completed his West Point obligation as a trial attorney in the Judge Advocate General’s Corps, in three years trying to verdict over 80 jury cases while serving on separate occasions as Chief Trial Counsel and Chief Defense Counsel at Ft. Lewis, Washington.  As a business litigator, Mr. Bickel was selected by his peers as a Top 100 Lawyer in the State of Texas.  Mr. Bickel has been a member of the Executive Committee of the Southern Methodist University Dedman School of Law and has served terms as a trustee of the West Point Association of Graduates.  Mr. Bickel is a Fellow of both the American Bar Foundation and the Texas Bar Foundation, a Sustaining Life Fellow in the Dallas Bar Foundation, a member of the Citizens for a Qualified Judiciary, an alumni member of the former Markey-Wigmore Chapter of the Inns of Court, and is licensed to practice in both Texas and New York.  Mr. Bickel has not been appointed to serve on any committee of the Board.

Mr. Bickel will be compensated for his service on the Board by the Company’s payment of an annual retainer of $50,000 in cash, payable in equal monthly installments during his service, and by the grant on the date of election of 52,083 shares of Common Stock as a restricted stock award, as set forth in the Restricted Stock Agreement between him and the Company (the “Restricted Stock Agreement”).  The value of the award was approximately $50,000 and to determine the number of shares of Common Stock to be granted to Mr. Bickel under the award, the Board used the closing price of the Company’s Common Stock on the OTCQX Market on September 15, 2014.  The shares subject to the Restricted Stock Agreement will be subject to restrictions on transfer until they vest, at which time they will cease to be subject to forfeiture.  The shares will vest on the first anniversary of the election of Mr. Bickel (i.e. September 16, 2015) if he continues to serve on the Board until then.  Subject to the restrictions in the Restricted Stock Agreement, Mr. Bickel will have the rights of a shareholder regarding the awarded shares before vesting, including the right to vote all shares and to receive cash or stock dividends paid or distributed with respect to such shares.  In addition, the number of shares of Common Stock subject to the Restricted Stock Agreement may be adjusted as deemed appropriate by the Board to reflect any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, combination, reclassification, recapitalization, or other change in the outstanding Common Stock during the term of the Restricted Stock Agreement without consideration to the Company.  Any additional shares of Common Stock or substituted securities issued to Mr. Bickel as a result of any such event will be subject to the same vesting and forfeiture provisions as the original shares of Common Stock subject to the Restricted Stock Agreement.  If Mr. Bickel does not continue on the Board (other than by reason of death) before his awarded shares vest on September 16, 2015, or if he breaches any of the terms and conditions of his Restricted Stock Agreement before his awarded shares vest, his shares will be automatically forfeited.  However, Mr. Bickel will be entitled to retain any cash dividends received prior to forfeiture, and any votes cast by Mr. Bickel prior to forfeiture will not be affected by the forfeiture.

The foregoing description of the Restricted Stock Agreement is qualified in its entirety by reference to the full text of the Restricted Stock Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Restricted Stock Agreement between CVSL Inc. and John W. Bickel dated September 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CVSL Inc.

Date: September 18, 2014	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Restricted Stock Agreement between CVSL Inc. and John W. Bickel dated September 16, 2014.